Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554, media@delta.com

Delta Air Lines Announces September Quarter Profit

September quarter 2019 GAAP pre-tax income of $1.9 billion, net income of $1.5 billion and earnings per diluted share of $2.31 on record total revenue of $12.6 billion

September quarter 2019 adjusted pre-tax income of $2.0 billion, adjusted net income of $1.5 billion and adjusted earnings per diluted share of $2.32, a 29 percent increase year over year

Delta returned $468 million to shareholders through dividends and share repurchases

Board of Directors declares company’s 26th consecutive quarterly dividend

ATLANTA, Oct. 10, 2019 - Delta Air Lines (NYSE:DAL) today reported financial results for the September quarter 2019 and provided its outlook for the December quarter 2019. Highlights of the September quarter 2019 results, including both GAAP and adjusted metrics, start on page four and are incorporated here.

September Quarter Financial Highlights

•	Adjusted pre-tax income increased $361 million, or 22 percent versus prior year.
•	Adjusted earnings per share were $2.32, a 29 percent increase year over year; Earnings per share and adjusted earnings per share reflect 6.5 percent top-line growth, 2.5 points of operating margin expansion and $1.4 billion of free cash flow.
•	Total adjusted revenue, which excludes refinery sales, grew 6.5 percent to $12.6 billion; Total revenue and adjusted total revenue are a new quarterly record, as the company served a record 55.2 million passengers in the quarter.
•	Total unit revenue, adjusted, increased 2.5 percent; Total unit revenue and total unit revenue adjusted increases were driven by healthy leisure and corporate demand and an approximate one point benefit from the amended American Express agreement.
•	Consolidated operating cost per available seat mile ("CASM") decreased 2.1 percent compared to the September 2018 quarter, primarily due to lower fuel costs and higher capacity. Non-fuel unit cost (CASM-Ex) increased 2.4 percent compared to the prior year period, driven by employee costs, record passenger volumes and weather.
•	Returned $468 million to shareholders, comprised of $208 million of share repurchases and $260 million in dividends.
•	Generated $7.5 billion of operating cash flow and $4.0 billion of free cash flow on a year-to-date basis, after investing $3.5 billion into the business, primarily for aircraft purchases and modifications.

“Our powerful brand and competitive strengths drove another quarter of great results for our people, customers and owners. Our people bring our brand to life on every flight and I’m pleased to recognize their outstanding efforts with over $1 billion in profit sharing accrued so far this year,” said Ed Bastian, Delta’s chief executive officer. “Demand for the Delta product remains healthy, positioning the company for a strong close to 2019 with expectations for more than 20% earnings growth, over $4 billion in free cash flow and a 5th year of pre-tax earnings over $5 billion.”

1

December Quarter 2019 Outlook

For the December quarter, Delta expects to deliver solid top-line growth and operating margin expansion. Year-over-year pre-tax margin is impacted by the one-time $91 million gain from the sale of the DAL Global Services business in the December 2018 quarter.

4Q19 Forecast
Earnings per share	$1.20 - $1.50
Pre-tax margin	9.5% - 11.5%
Fuel price, including taxes and refinery impact	$2.00 - $2.20
TRASM, adjusted (year-over-year)	Up 0% - 2%
CASM - Ex (year-over-year)	Up 4% - 5%
System Capacity (year-over-year)	Up ~4.5%

See Note A for information about reconciliation of projected non-GAAP financial measures

Total adjusted revenue and TRASM, adjusted above exclude refinery sales and DAL Global Services (due to the sale of DGS in December 2018)

Revenue Environment

Delta’s adjusted operating revenue of $12.6 billion for the September quarter improved 6.5 percent, $771 million higher than prior year quarter. This revenue result marks a quarterly record for the company, driven by improvements across Delta’s business, including a nine percent increase in premium product ticket revenue and strong percentage increases in loyalty and third-party maintenance revenue. Cargo revenue during the quarter declined 17 percent driven by lower volumes and yield. Other revenue increased by $30 million as growth in loyalty and third-party maintenance was offset by $102 million lower third-party refinery sales. Premium products and non-ticket sources now comprise 52 percent of Delta’s total revenue.

Passenger Revenue by Geographic Region:

•	Domestic revenues grew 7.8% in the quarter on 3.2% higher passenger unit revenue (PRASM) and 4.5% higher capacity. Domestic premium product revenue grew 11% and corporate revenue grew 8%, consistent with growth in the first half of the year.
•	Atlantic revenues grew 3.2% in the quarter on 4.9% higher capacity and a 1.6% decline in PRASM, driven almost entirely by foreign exchange rates. Premium cabin performance continues to outpace main cabin, where non-U.S. point of sale demand has been impacted by uncertain economic outlook in the region.
•	Latin revenues grew 1.2% on a 3.6% increase in unit revenue and 2.3% lower capacity. This revenue improvement was driven by continued double-digit unit revenue growth in Brazil and Mexican beach markets offsetting demand pressure from Hurricane Dorian.
•	Pacific revenues declined 4.6% in the quarter on 3.3% higher capacity and a 7.6% decline in unit revenues. Unit revenue performance was pressured by weaker macroeconomics, trade uncertainty and a nearly one point currency headwind.

“With our outstanding operations and unmatched service, more customers are choosing to fly Delta every day. Increased customer satisfaction is driving solid top-line performance -- September quarter revenues grew to a record $12.6 billion and we expect December quarter revenues to grow more than five percent versus prior year,” said Glen Hauenstein, Delta’s president. “Strong demand and our customer-focused commercial initiatives are putting us on track to achieve a $3 billion increase in revenues this year, a pace of growth well in excess of GDP.”

Cost Performance

Total adjusted operating expense for the September quarter increased $345 million versus the prior year quarter, with 35% due to higher profit sharing expense. CASM-Ex was up 2.4 percent for the September quarter compared to the prior year quarter. This performance was driven by employee costs, record passenger volumes and the compounding effect of weather on the operation.

Adjusted fuel expense decreased $249 million, down ten percent relative to September quarter 2018. Delta’s adjusted fuel price per gallon for the September quarter was $1.96, which includes a $49 million benefit from the refinery.

2

Adjusted non-operating expense for the quarter was $65 million higher versus the prior year quarter, driven primarily by pension headwind.

“We are making important investments in our people and facilities to drive sustainable growth in our business. Unit cost performance in 2019 of approximately two percent is consistent with our long-term target,” said Paul Jacobson, Delta’s chief financial officer.

Cash Flow and Shareholder Returns

Delta generated $2.2 billion of operating cash flow and $1.4 billion of free cash flow during the quarter after the investment of $814 million into the business primarily for aircraft purchases and improvements, and $150 million to support our strategic alliance with LATAM. Year to date, the company has generated $7.5 billion of operating cash flow and $4.0 billion of free cash flow.

For the September quarter, Delta returned $468 million to shareholders, comprised of $208 million of share repurchases and $260 million in dividends.

The Board of Directors has declared Delta's 26th consecutive quarterly dividend. The dividend of $0.4025 per share will be payable to shareholders of record as of the close of business on October 24, 2019, to be paid on November 14, 2019.

“With $7.5 billion in operating cash flow year-to-date, our strong cash generation sets Delta apart in the industry, and allows us to maintain consistent reinvestment in our business, an investment grade balance sheet and substantial cash returns to shareholders,” added Paul Jacobson, Delta’s chief financial officer.

LATAM Airlines Strategic Partnership

On September 26, 2019, Delta announced plans to enter into a strategic partnership with LATAM Airlines.  Subject to customary conditions including regulatory approval, the company will invest $1.9 billion for up to 20 percent of the common shares of LATAM through a public tender offer at $16 per share, to be funded with newly issued debt and available cash.  In addition, Delta will invest $350 million to support the establishment of the strategic partnership, $150 million of which was paid in the September quarter.  Delta will also acquire four A350 aircraft from LATAM, and has agreed to assume LATAM’s commitment to purchase 10 additional A350 aircraft.

Delta expects that the transaction will be accretive to earnings per share over the next two years and that the transaction will not impact the company’s existing financial commitments to shareholders, including free cash flow and shareholder returns.

Strategic Highlights

In the September quarter, Delta achieved a number of milestones across its five key strategic pillars.

Culture and People

•	Rewarded Delta people through an additional $517 million in profit sharing accrual and paid $12 million in Shared Rewards, recognizing the performance of Delta's more than 80,000 employees through a busy summer.
•	Certified as a Great Place to Work for the fourth consecutive year, with 92% of respondents proud to work at Delta and 90% wanting to work at Delta for a long time, emphasizing the importance of culture as a competitive advantage.
•	Announced a 4% base pay increase for eligible ground and flight attendant employees, rewarding the best people in the business for industry-leading performance.

Operational Reliability

•	Delivered 202 days of zero mainline cancellations and 115 days of zero system cancellations through the first nine months of the year, an improvement of 12% and 19% respectively versus 2018 (based on Delta internal reporting for flights scheduled systemwide).
•	Reached record completion factor through the September quarter on a system and mainline basis, with mainline completion factor of 99.79%.
•	Carried an all-time record 55.2 million customers in the September quarter, 6% more than prior year.

3

Network and Partnerships

•	Announced plans for a strategic alliance with LATAM Airlines, combining the strengths of the leading airlines in North and South America that together will be the strongest competitor in five of the top six Latin American markets from the U.S. and serve 435 destinations worldwide.
•	Increased equity investment in Hanjin-KAL, the largest shareholder of Korean Air, to 10% demonstrating the airline's commitment to the success of its joint venture with Korean Air, which provides customers with seamless access to a robust trans-Pacific network.
•	Announced expanded trans-Atlantic service in 2020, including Boston to Rome, London-Gatwick and Manchester, broadening travel choices for customers across the Atlantic and offering the Delta One experience to customers on trans-Atlantic flights over six and a half hours in 2020.
•	Relocated to the new Satellite Terminal at Shanghai Pudong International Airport, creating a more seamless and convenient experience for customers, flying over 1,350 codeshare domestic flights per week to more than 40 cities across China.

Customer Experience and Loyalty

•	Debuted a refreshed portfolio of Delta SkyMiles American Express Cards, rewarding our customers in new and innovative ways to elevate the travel experience, with a variety of benefits ranging from double miles on restaurants worldwide, to Delta Sky Club access and one-time guest passes, to earning Medallion status faster.
•	Released the latest version of the Fly Delta app, providing customers with an improved travel experience through integrated security wait times in select markets, the option to pre-select meals in Delta One and domestic First Class, seat maps for all Delta and Delta Connection aircraft, and the auto-check-in feature on certain international routes.
•	Extended business traveler benefits for customers flying Virgin Atlantic and Aeromexico through Corporate Priority benefits, allowing better seat choice, priority boarding and priority service recovery, further removing seams in the travel experience.

Investment Grade Balance Sheet

•	Reported a 1.7x adjusted debt to EBITDAR ratio in line with our long-term leverage ratio target of 1.5x to 2.5x adjusted debt to EBITDAR, which is expected to allow Delta to maintain investment grade ratings through a business cycle.

September Quarter Results

Adjusted results primarily exclude the impact of unrealized gains/losses on investments.

	GAAP		$ Change	% Change
($ in millions except per share and unit costs)	3Q19	3Q18
Pre-tax income	1,947	1,688	259	15.3%
Net income	1,495	1,322	173	13.1%
Diluted earnings per share	2.31	1.92	0.39	20.3%
Operating revenue	12,560	11,953	607	5.1%
Total revenue per available seat mile (TRASM)	16.58	16.40	0.18	1.1%
Operating margin	16.5%	13.8%	2.7	19.6%
Operating cash flow	2,245	1,500	745	49.7%
Consolidated unit cost (CASM)	13.85	14.14	(0.29)	(2.1)%
Operating expense	10,489	10,308	181	1.8%
Fuel expense	2,239	2,498	(259)	(10.4)%
Average fuel price per gallon	1.94	2.21	(0.27)	(12.2)%
Non-operating expense (income)	124	(43)	167	NM

4

	Adjusted		$ Change	% Change
($ in millions except per share and unit costs)	3Q19	3Q18
Pre-tax income	1,967	1,606	361	22.5%
Net income	1,506	1,239	267	21.5%
Diluted earnings per share	2.32	1.80	0.52	29.1%
Operating revenue	12,554	11,783	771	6.5%
Total revenue per available seat mile (TRASM, adjusted)	16.57	16.17	0.41	2.5%
Operating margin	16.3%	13.7%	2.5	18.2%
Free cash flow	1,430	655	775	NM
Consolidated unit cost (CASM-Ex)	9.84	9.61	0.23	2.4%
Operating expense	10,508	10,163	345	3.4%
Fuel expense	2,264	2,514	(249)	(9.9)%
Average fuel price per gallon	1.96	2.22	(0.25)	(11.5)%
Non-operating expense	79	14	65	NM

About Delta

Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in products, services, innovation, reliability and customer experience. Powered by its 80,000 people around the world, Delta continues to invest billions in its people, delivering a world-class travel experience and generating industry-leading shareholder returns. With its constant drive to invest, innovate and expand, Delta today is the world’s No. 1 airline by total revenues.

•	Delta serves nearly 200 million people every year, taking customers across its industry-leading global network to more than 300 destinations in over 50 countries.
•	Headquartered in Atlanta, Delta offers more than 5,000 daily departures and as many as 15,000 affiliated departures including the premier SkyTeam alliance, of which Delta is a founding member.
•	Through its innovative alliances with Aeromexico, Air France-KLM, Alitalia, China Eastern, Korean Air, Virgin Atlantic, Virgin Australia and WestJet, Delta is bringing more choice and competition to customers worldwide.
•	Delta operates significant hubs and key markets at airports in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, Paris- Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul-Incheon and Tokyo.
•	Delta has been recognized as a Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the eighth time in nine years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented eight consecutive years and named one of Fast Company’s Most Innovative Companies Worldwide for two consecutive years.
•	As an employer, Delta has been regularly awarded top honors from organizations like Glassdoor and recognized as a top workplace for women and members of the military. Delta CEO Ed Bastian was named among the “World’s Greatest Leaders” by Fortune magazine in 2018.
•	Delta believes that its social responsibility lies at the intersection of its core values and core competencies, making a difference where Delta people live, work and fly by giving time, talents and one percent of the company's annual profits.
•	Diversity and Inclusion is core to Delta's culture and Delta believes it should be reflected in its people, the companies with which it does business, the way it treats customers and the manner in which it serves the world.
•	More about Delta can be found on the Delta News Hub as well as delta.com, via @DeltaNewsHub on Twitter and Facebook.com/delta.

Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of fuel hedging activity including rebalancing our hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with our fuel hedge contracts; the performance of our significant investments in airlines in other parts of the world; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the restrictions that financial covenants in our financing agreements could have on our financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third parties; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of October 10, 2019, and which we have no current intention to update.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions, except per share data)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Operating Revenue:
Passenger	$11,410	$10,796	$614	6%	$32,032	$30,107	$1,925	6%
Cargo	189	226	(37)	(17)%	567	651	(84)	(13)%
Other	961	931	30	3%	2,969	2,938	31	1%
Total operating revenue	12,560	11,953	607	5%	35,568	33,696	1,872	6%

Operating Expense:
Salaries and related costs	2,884	2,753	131	5%	8,275	8,004	271	3%
Aircraft fuel and related taxes	2,239	2,498	(259)	(10)%	6,508	6,693	(185)	(3)%
Regional carriers expense, excluding fuel	900	885	15	2%	2,698	2,586	112	4%
Contracted services	685	562	123	22%	1,974	1,646	328	20%
Depreciation and amortization	631	573	58	10%	1,960	1,759	201	11%
Passenger commissions and other selling expenses	539	535	4	1%	1,505	1,473	32	2%
Aircraft maintenance materials and outside repairs	424	371	53	14%	1,334	1,233	101	8%
Landing fees and other rents	460	439	21	5%	1,321	1,254	67	5%
Profit sharing	517	399	118	30%	1,256	991	265	27%
Ancillary businesses and refinery	279	410	(131)	(32)%	945	1,396	(451)	(32)%
Passenger service	345	329	16	5%	938	892	46	5%
Aircraft rent	110	99	11	11%	318	291	27	9%
Other	476	455	21	5%	1,317	1,305	12	1%
Total operating expense	10,489	10,308	181	2%	30,349	29,523	826	3%

Operating Income	2,071	1,645	426	26%	5,219	4,173	1,046	25%

Non-Operating Expense:
Interest expense, net	(70)	(73)	3	(4)%	(228)	(244)	16	(7)%
Unrealized gain/(loss) on investments, net	(35)	50	(85)	NM	(17)	(171)	154	(90)%
Miscellaneous, net	(19)	66	(85)	NM	(174)	48	(222)	NM
Total non-operating (expense)/income, net	(124)	43	(167)	NM	(419)	(367)	(52)	14%

Income Before Income Taxes	1,947	1,688	259	15%	4,800	3,806	994	26%

Income Tax Provision	(452)	(366)	(86)	23%	(1,131)	(890)	(241)	27%

Net Income	$1,495	$1,322	$173	13%	$3,669	$2,916	$753	26%

Basic Earnings Per Share	$2.32	$1.93			$5.61	$4.20
Diluted Earnings Per Share	$2.31	$1.92			$5.59	$4.18

Basic Weighted Average Shares Outstanding	646	686			654	695
Diluted Weighted Average Shares Outstanding	648	688			656	697

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards.

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Ticket- Main cabin	$6,021	$5,873	$148	3%	$16,680	$16,139	$541	3%
Ticket- Business cabin and premium products	4,008	3,680	328	9%	11,306	10,375	931	9%
Loyalty travel awards	732	678	54	8%	2,174	1,976	198	10%
Travel-related services	649	565	84	15%	1,872	1,617	255	16%
Total passenger revenue	$11,410	$10,796	$614	6%	$32,032	$30,107	$1,925	6%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
(in millions)	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Loyalty program	$485	$369	$116	31%	$1,443	$1,075	$368	34%
Ancillary businesses and refinery	291	433	(142)	(33)%	990	1,475	(485)	(33)%
Miscellaneous	185	129	56	43%	536	388	148	38%
Total other revenue	$961	$931	$30	3%	$2,969	$2,938	$31	1%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		3Q19 versus 3Q18
Revenue	3Q19($M)	Change YoY	Unit Revenue	Yield	Capacity
Domestic	$7,971	7.8%	3.2%	0.7%	4.5%
Atlantic	2,060	3.2%	(1.6)%	(2.0)%	4.9%
Latin America	683	1.2%	3.6%	3.2%	(2.3)%
Pacific	696	(4.6)%	(7.6)%	(7.2)%	3.3%
Total Passenger	$11,410	5.7%	1.7%	0.1%	3.9%
Cargo Revenue	189	(16.5)%
Other Revenue	961	3.2%
Total Revenue	$12,560	5.1%	1.1%
Third Party Refinery Sales	(6)
Total Revenue, adjusted	$12,554	6.5%	2.5%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2019	2018	Change	2019	2018	Change
Revenue passenger miles (millions)	66,862	63,320	5.6%	181,652	172,002	5.6%
Available seat miles (millions)	75,742	72,875	3.9%	209,911	200,842	4.5%
Passenger revenue per available seat mile (cents)	15.06	14.81	1.7%	15.26	14.99	1.8%
Total revenue per available seat mile (cents)	16.58	16.40	1.1%	16.94	16.78	1.0%
TRASM, adjusted - see Note A (cents)	16.57	16.17	2.5%	16.90	16.42	2.9%
Operating cost per available seat mile (cents)	13.85	14.14	(2.1) %	14.46	14.70	(1.6) %
CASM-Ex - see Note A (cents)	9.84	9.61	2.4%	10.31	10.18	1.3%
Passenger load factor	88.3%	86.9%	1.4 pts	86.5%	85.6%	0.9 pts
Fuel gallons consumed (millions)	1,154	1,135	1.8%	3,215	3,137	2.5%
Average price per fuel gallon	$1.94	$2.21	(12.2) %	$2.03	$2.13	(4.7) %
Average price per fuel gallon, adjusted - see Note A	$1.96	$2.22	(11.5) %	$2.03	$2.14	(5.3)%
Number of aircraft in fleet, end of period	1,066	1,026	40

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards. Except for number of aircraft in fleet, consolidated data presented includes operations under Delta’s contract carrier arrangements.

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	September 30,
(in millions)	2019	2018
Cash Flows From Operating Activities:
Net income	$1,495	$1,322
Depreciation and amortization	631	573
Deferred income taxes	460	354
Pension, postretirement and postemployment payments greater than expense	2	(64)
Changes in air traffic liability	(854)	(825)
Changes in profit sharing	517	399
Other, net	(6)	(259)
Net cash provided by operating activities	2,245	1,500

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(549)	(570)
Ground property and equipment, including technology	(396)	(392)
Purchase of equity investments	(81)	–
Other, net	(99)	59
Net cash used in investing activities	(1,125)	(903)

Cash Flows From Financing Activities:
Payments on long-term debt and finance lease obligations	(355)	(648)
Repurchases of common stock	(208)	(325)
Cash dividends	(260)	(241)
Fuel card obligation, net	(628)	5
Net cash used in financing activities	(1,451)	(1,209)

Net Decrease in Cash, Cash Equivalents and Restricted Cash Equivalents	(331)	(612)
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,029	3,260
Cash, cash equivalents and restricted cash equivalents at end of period	$2,698	$2,648

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$1,899	$1,380
Restricted cash included in prepaid expenses and other	46	54
Other assets:
Cash restricted for airport construction	753	1,214
Total cash, cash equivalents and restricted cash equivalents	$2,698	$2,648

Note: The prior periods presented here have been recast to reflect adoption of certain new accounting standards.

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in millions)	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$1,899	$1,565
Accounts receivable, net	2,836	2,314
Fuel inventory	568	592
Expendable parts and supplies inventories, net	504	463
Prepaid expenses and other	1,137	1,406
Total current assets	6,944	6,340

Property and Equipment, Net:
Property and equipment, net	30,796	28,335

Other Assets:
Operating lease right-of-use assets	5,815	5,994
Goodwill	9,781	9,781
Identifiable intangibles, net	4,821	4,830
Cash restricted for airport construction	753	1,136
Other noncurrent assets	4,309	3,850
Total other assets	25,479	25,591
Total assets	$63,219	$60,266

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt and finance leases	$2,196	$1,518
Current maturities of operating leases	844	955
Air traffic liability	5,762	4,661
Accounts payable	3,470	2,976
Accrued salaries and related benefits	3,119	3,287
Loyalty program deferred revenue	3,200	2,989
Fuel card obligation	439	1,075
Other accrued liabilities	1,181	1,117
Total current liabilities	20,211	18,578

Noncurrent Liabilities:
Long-term debt and finance leases	7,923	8,253
Pension, postretirement and related benefits	8,457	9,163
Loyalty program deferred revenue	3,496	3,652
Noncurrent operating leases	5,441	5,801
Deferred income taxes, net	1,245	163
Other noncurrent liabilities	1,378	969
Total noncurrent liabilities	27,940	28,001

Commitments and Contingencies
Stockholders' Equity:	15,068	13,687
Total liabilities and stockholders' equity	$63,219	$60,266

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. The Company is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Pre-tax Income and Net Income, adjusted. We adjust pre-tax income and net income for the following items to determine pre-tax income and net income, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net income, adjusted.

MTM adjustments and settlements. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period (defined below).

Equity investment MTM adjustments. We record our proportionate share of earnings/loss from our equity investments in Virgin Atlantic and Aeroméxico in non-operating expense. We adjust for our equity method investees' hedge portfolio MTM adjustments to allow investors to understand and analyze our core operational performance in the periods shown.

Unrealized gain/loss on investments. We record the unrealized gains/losses on our equity investments in GOL, China Eastern, Air France-KLM and Korean Air, which are accounted for at fair value in non-operating expense. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

DGS sale adjustment. Because we sold DAL Global Services, LLC ("DGS") in December 2018, we have excluded the impact of DGS from 2018 results for comparability.

	Three Months Ended			Three Months Ended
	September 30, 2019			September 30, 2019
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,947	$(452)	$1,495	$2.31
Adjusted for:
MTM adjustments and settlements	(25)	6	(19)
Equity investment MTM adjustments	10	(2)	8
Unrealized gain/loss on investments	35	(13)	22
Total adjustments	20	(9)	11	0.01
Non-GAAP	$1,967	$(461)	$1,506	$2.32
Change year-over-year	$361
Percent change year-over-year	22%			29%

	Three Months Ended			Three Months Ended
	September 30, 2018			September 30, 2018
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,688	$(366)	$1,322	$1.92
Adjusted for:
MTM adjustments and settlements	(16)	(2)	(18)
Equity investment MTM adjustments	(7)	(1)	(8)
Unrealized gain/loss on investments	(50)	–	(50)
DGS sale adjustment	(9)	2	(7)
Total adjustments	(82)	(1)	(83)	(0.12)
Non-GAAP	$1,606	$(367)	$1,239	$1.80

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because refinery sales to third parties are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provide a more meaningful comparison of revenue from our airline operations to the rest of the airline industry. We adjust for the DGS sale for the same reason described above under the heading pre-tax income and net income, adjusted.

	Three Months Ended
(in millions)	September 30, 2019	September 30, 2018	Change
Operating revenue	$12,560	$11,953
Adjusted for:
Third-party refinery sales	(6)	(108)
DGS sale adjustment	–	(63)
Operating revenue, adjusted	$12,554	$11,783	6.5%
Year-over-year change	$771

	Nine Months Ended
(in millions)	September 30, 2019	September 30, 2018	Change
Operating revenue	$35,568	$33,696
Adjusted for:
Third-party refinery sales	(94)	(537)
DGS sale adjustment	–	(182)
Operating revenue, adjusted	$35,474	$32,977	7.6%

	Three Months Ended
	September 30, 2019	September 30, 2018	Change
TRASM (cents)	16.58	16.40
Adjusted for:
Third-party refinery sales	(0.01)	(0.15)
DGS sale adjustment	–	(0.09)
TRASM, adjusted	16.57	16.17	2.5%

	Nine Months Ended
	September 30, 2019	September 30, 2018	Change
TRASM (cents)	16.94	16.78
Adjusted for:
Third-party refinery sales	(0.05)	(0.27)
DGS sale adjustment	–	(0.09)
TRASM, adjusted	16.90	16.42	2.9%

Operating Margin, adjusted. We adjust operating margin for MTM adjustments and settlements and third-party refinery sales for the same reasons described above under the headings Pre-tax income and net income, adjusted and Operating Revenue and TRASM, adjusted.

	Three Months Ended
	September 30, 2019	September 30, 2018	Change
Operating margin	16.5%	13.8%
Adjusted for:
MTM adjustments and settlements	(0.2)%	(0.1)%
Third-party refinery sales	–%	0.1%
Operating margin, adjusted	16.3%	13.7%	2.5 pts

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Adjustments include:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments. Cash flows related to our investment in Hanjin-KAL, the largest shareholder of Korean Air, are included in our GAAP investing activities. We adjust free cash flow for this activity because it provides a more meaningful comparison to the airline industry.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operational performance in the periods shown.

Three Months Ended
(in millions)	September 30, 2019
Net cash provided by operating activities	$2,245
Net cash used in investing activities	(1,125)
Adjustments:
Strategic investments	81
Net cash flows related to certain airport construction projects and other	229
Total free cash flow	$1,430

Nine Months Ended
(in millions)	September 30, 2019
Net cash provided by operating activities	$7,468
Net cash used in investing activities	(3,796)
Adjustments:
Net redemptions of short-term investments	(206)
Strategic investments	169
Net cash flows related to certain airport construction projects and other	414
Total free cash flow	$4,050

Three Months Ended
(in millions)	September 30, 2018
Net cash provided by operating activities	$1,500
Net cash used in investing activities	(903)
Adjustments:
Net redemptions of short-term investments	(42)
Net cash flows related to certain airport construction projects and other	100
Total free cash flow	$655

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Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). We adjust CASM for the following items to determine CASM-Ex for the reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Ancillary businesses and refinery. We adjust for expenses related to aircraft maintenance we provide to third parties, our vacation wholesale operations, our private jet operations as well as refinery cost of sales to third parties. 2018 results also include staffing services performed by DGS. Because these businesses are not related to the generation of a seat mile, we adjust for the costs related to these areas to provide a more meaningful comparison of the costs of our airline operations to the rest of the airline industry.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	September 30, 2019	September 30, 2018	Change
CASM (cents)	13.85	14.14
Adjusted for:
Aircraft fuel and related taxes	(2.96)	(3.43)
Ancillary businesses and refinery	(0.37)	(0.56)
Profit sharing	(0.68)	(0.54)
CASM-Ex	9.84	9.61	2.4%

	Nine Months Ended
	September 30, 2019	September 30, 2018	Change
CASM (cents)	14.46	14.70
Adjusted for:
Aircraft fuel and related taxes	(3.10)	(3.33)
Ancillary businesses and refinery	(0.45)	(0.70)
Profit sharing	(0.60)	(0.49)
CASM-Ex	10.31	10.18	1.3%

Capital Expenditures, net. We present net capital expenditures because management believes investors should be informed that a portion of these capital expenditures are reimbursed by a third party.

Three Months Ended
(in millions)	September 30, 2019
Flight equipment, including advance payments	$549
Ground property and equipment, including technology	396
Net cash flows related to certain airport construction projects	(131)
Capital expenditures, net	$814

Nine Months Ended
(in millions)	September 30, 2019
Flight equipment, including advance payments	$2,774
Ground property and equipment, including technology	1,090
Net cash flows related to certain airport construction projects	(358)
Capital expenditures, net	$3,506

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Operating Expense, adjusted. We adjust operating expense for MTM adjustments and settlements, third-party refinery sales and DGS sale adjustment for the same reasons described above under the headings pre-tax income and net income, adjusted and operating revenue and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
	September 30,
(in millions)	2019	2018
Operating expense	$10,489	$10,308
Adjusted for:
MTM adjustments and settlements	25	16
Third-party refinery sales	(6)	(108)
DGS sale adjustment	–	(53)
Operating expense, adjusted	$10,508	$10,163
Year-over-year change	$345

Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of hedging and the refinery on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements for the same reason described under the heading pre-tax income and net income, adjusted.

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2019	2018	2019	2018
Fuel purchase cost	$2,313	$2,526	$2.00	$2.23
Fuel hedge impact	(25)	(16)	(0.02)	(0.01)
Refinery segment impact	(49)	(12)	(0.04)	(0.01)
Total fuel expense	$2,239	$2,498	$1.94	$2.21
MTM adjustments and settlements	25	16	0.02	0.01
Total fuel expense, adjusted	$2,264	$2,514	$1.96	$2.22
Change year-over-year	$(249)
Percent change year-over-year	(10)%

			Average Price Per Gallon
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per gallon data)	2019	2018	2019	2018
Fuel purchase cost	$6,568	$6,814	$2.04	$2.17
Fuel hedge impact	(8)	(20)	–	(0.01)
Refinery segment impact	(52)	(101)	(0.01)	(0.03)
Total fuel expense	$6,508	$6,693	$2.03	$2.13
MTM adjustments and settlements	8	20	–	0.01
Total fuel expense, adjusted	$6,516	$6,713	$2.03	$2.14
Change year-over-year	$(197)

Non-operating Expense, adjusted. We adjust for equity investment MTM adjustments and unrealized gain/loss on investments to determine non-operating expense, adjusted for the same reasons described above in the heading pre-tax income and net income, adjusted.

	Three Months Ended
(in millions)	September 30, 2019	September 30, 2018
Non-operating expense/(income)	$124	$(43)
Adjusted for:
Equity investment MTM adjustments	(10)	7
Unrealized gain/loss on investments	(35)	50
Non-operating expense, adjusted	$79	$14
Change year-over-year	$65

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Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes LGA bonds and operating lease liabilities. We calculate EBITDAR by adding depreciation and amortization to GAAP operating income and adjusting for the fixed portion of operating lease expense.

(in billions)	September 30, 2019
Debt and finance lease obligations	$10
Plus: Operating lease liability	6
Adjusted Debt	$16

	Last Twelve Months Ended
(in billions)	September 30, 2019
GAAP operating income	$6
Adjusted for:
Depreciation and amortization	3
Fixed portion of operating lease expense	1
EBITDAR	$10

Adjusted Debt to EBITDAR	1.7	x

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